Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S-1 (No. 333-214486), S-3 (Nos. 333-222190 and 333-192449) and Form S-8 (Nos. 333-220773 and 333-189898) of our report dated June 25, 2018 on our audits of the consolidated financial statements as of March 31, 2018 and 2017 and for each of the years in the two-year period ended March 31, 2018, which report is included in this Annual Report on Form 10-K to be filed on or about June 25, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
June 25, 2018